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                                                                     EXHIBIT 2.1

                               MARKETING AGREEMENT


Party A: DF China Technology Inc., a BVI company listed in Nasdaq (code
         DFCT), jointly and severely with Dransfield Cyber Inc., registered at Cayman Islands, with principal address at: 8th Floor, North Wing, Kwai Shun Industrial Center, 51-63 Container Port Road, Kwai Chung, Hong Kong

Party B: Tianjin 3D Lab, jointly and severely with Tianjin 3D Image Technique
         Co., Ltd., headed by Professor Lee Chang, with principal address at Dong Li, Tianjin. PRC

Whereas Party A understands the commercial potential of TJ3D's technology and agrees to use its marketing finesse and becoming a dominant player in marketing 3-D related technology.

Whereas Party B, under the leadership of Professor Lee Chang, holder of multiple international patents on 3-D technology, wishes to enter a business joint venture with Party A. Therefore, the parties agree on the following:

     1. The Parties agree to set up a new Cayman Islands company "ChangsVision Inc." with principal operating office in Hong Kong. The company will become the exclusive worldwide marketing agent for Party B's 3-D technology products, existing and in the future.

     2.   Party A and B shall own 60% and 40% of the company respectively.

     3. Party A is responsible for the daily operation, marketing strategy, advertising and promotion, and development of the company business.

     4. Party B is responsible for R&D, product development, manufacturing, quality control and cost control of its product line. Party B will maintain manufacturing profit margin at 20%.

     5. Party B agrees to grant exclusive distribution right of its complete product line to ChangsVision, with the exception of existing base business (as per attached), which will be handled directly by Party B.

     6. Party A agrees to work on a 30% profit margin, with overhead less than 12% of turnover.

     7. Both Parties will nominate members for the board of directors in accordance will shareholding ratio.


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     8.   The law of Hong Kong SAR of PRC shall govern this agreement.


For and on behalf of                   For and on behalf of
Party A:                               Party B:



/s/ Horace Yao Yee Cheong              /s/ Professor Lee Chang
-------------------------              -----------------------
Horace Yao Yee Cheong                  Professor Lee Chang


Dated 8 August 2000


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